Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statement Amendment No. 2 on Form S-3 of Attis Industries Inc. of our report dated April 16, 2018, relating to the consolidated financial statements of Meridian Waste Solutions, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in the Annual Report (Form 10-K) for the year ended December 31, 2017, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Denver, Colorado

August 10, 2018